Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made this 1st day of March, 2010 (the “Effective Date”), by and between Prommis Solutions Holding Corp., a Delaware corporation (“Holdings”), and George W. Dunaway, a resident of the State of Georgia (referred to herein as “You”).

RECITALS

WHEREAS, Holdings and its subsidiaries (collectively, the “Company”) are engaged in providing certain outsourced services to its customers, including law firms, relating to their bankruptcy, foreclosure and post-foreclosure/real-estate owned (REO) needs (the “Business”);

WHEREAS, the Company has determined that in view of Your professional knowledge, expertise and experience, Your services as an executive of the Company will be of great value to the Company and, accordingly, the Company desires to enter into this Agreement with You as set forth herein in order to secure such services as determined by the Company; and

WHEREAS, You desire to serve as an executive of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

1.             Definitions.

(a)           “Affiliate” means any entity with whom the Company would be considered a single employer under section 414(b) or 414(c) of the Code.

(b)           “Cause” shall mean (i) Your commission of any act of fraud or dishonesty with respect to the Company, or any of its Affiliates, or any of their customers or suppliers; (ii) Your conviction of any felony; (iii) Your reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct which causes the Company or any of its Affiliates substantial public disgrace or disrepute or substantial economic harm; (iv) Your repeated failure, after written notice specifying such failure and a reasonable opportunity during a period of no fewer than thirty (30) days to cure such failure, to perform Your duties hereunder responsibly (other than a failure resulting from Your Total Disability); or (v) Your breach of Sections 5, 6, 7, 8 or 9 of this Agreement.

(c)           “Change in Circumstance” means (i) a substantial adverse alteration in the nature or status of Your responsibilities without Your written consent, (ii) without Your written consent, a material reduction in employee benefits other than a reduction generally applicable to all similarly situated executives of the Company, (iii) without Your written consent, relocation of the Company’s principal place of business outside a fifty (50) mile radius of Atlanta, Georgia or (iv) You are required to engage in activities, which in your reasonable judgment would constitute a material violation of any rule, order, injunction, censure, regulation or guideline issued by any state professional association or regulatory or administrative body (whether governmental, quasi-governmental or private nature) responsible for oversight of attorney conduct, professional responsibility or the practice of law.

(d)           “Change in Control” means (i) the transfer of all or substantially all of the Company’s total assets on a consolidated basis to an unaffiliated third party; or (ii) any sale, transfer, or issuance or series of sales, transfers and/or issuances of voting securities by Holdings or any holders of Common Stock which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than Great Hill Equity Partners II, L.P. and its Affiliates, owning more than 50% of the voting securities outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

(e)           “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f)            “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g)           “Total Disability” shall mean Your inability, through physical or mental illness or accident, to perform the essential functions of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) for a period of at least ninety (90) consecutive days following reasonable accommodation, all as determined by an independent medical doctor licensed to practice medicine in the State of Georgia retained by the Board to make such determination.  Total Disability shall be deemed to have occurred on the first day following the expiration of such period.

2.             Employment; Duties.

(a)           During the Employment Period, You shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a Chief Financial Officer, subject to the power and authority of the Chief Executive Officer and the Board of Directors (the “Board”) of Holdings.  During the Employment Period, You shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Your position as the Chief Executive Officer and the Board may from time to time direct.

(b)           During the Employment Period, You shall report to the Chief Executive Officer and the Board and shall devote Your best efforts and Your full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates.  You shall perform Your duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of Your abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects.  In performing Your duties and exercising Your authority under this Agreement, You shall support and implement the business and strategic plans approved from time to time by the Chief

Executive Officer and Board.  So long as You are employed by the Company or any of its Affiliates, You shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation other than for the Company and its Affiliates.

3.             Compensation.

(a)           (1)           You shall be paid a base salary of two hundred fifty thousand dollars ($250,000) per year.  The Board shall review your base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time.  The annual base salary payable to You under this Section 3(a), as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary”.  The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, semi-monthly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(2)           If the Employment Period shall begin on other than the first business day of a calendar month and/or if the Employment Period shall terminate on other than the last day of a calendar month, Your compensation for such month shall be prorated according to the number of days during such month within the Employment Period.

(3)           You shall be eligible to receive a bonus in an amount of up to 50% of Your Base Salary based upon criteria to be established by the Board in its sole discretion (the “Bonus Payments”).  All payments under this Section 3(a)(3) shall be subject to all withholdings in accordance with applicable federal and state income, FICA and other withholding tax requirements and shall be paid in accordance with the Company’s practice for the timing of making bonus payments to its employees, but in any event prior to March 15 of the year following the year in which the Bonus Payment vests and becomes nonforfeitable.

(4)           The Company has established the Prommis Solutions Holding Corp. Third Amended and Restated 2006 Stock Option Plan (“Equity Incentive Plan”).  Subject to the terms and conditions of the Equity Incentive Plan, You shall be eligible to receive stock option and/or restricted stock awards under the Equity Incentive Plan from time to time as the Board of Directors, in its sole discretion, determines appropriate.

(b)           While You are performing the services described herein, the Company shall, upon Your request, reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder.  All reimbursements to You for expenses shall be reasonably documented and timely submitted for reimbursement to the Company in accordance with the Company’s normal reimbursement policies.  The Company shall reimburse, at Your request, reasonable fees for professional organizations reasonably related to the bankruptcy and foreclosure industries.  Such reimbursements shall be made as soon as administratively practical following an appropriate request, provided You submit Your request within thirty (30) days after You incur such expenses.  Notwithstanding anything to the contrary herein, in the event of a termination of this

Agreement for any reason, including for Cause, You shall be entitled to any reimbursements accrued through Your termination date in accordance with this paragraph.

(c)           During the Employment Period, the Company shall provide health, medical, disability and group term life insurance, and other employee welfare benefit plans and fringe benefits to You (and, to the extent applicable, Your eligible family members and dependents) in accordance with any group plan or program established by the Company and the Company shall pay all premiums and costs required to maintain such coverage.  You shall also be eligible to participate in any qualified and non-qualified retirement savings, defined benefit, and deferred compensation plans that the Company sponsors for similarly situated executives.

(d)           You shall receive four (4) weeks paid vacation during each full twelve (12) month period of the Employment Period.  Such vacation period may be increased from time to time and at any time by the Company in its sole discretion but shall in no event be shortened to less than four (4) weeks per full twelve (12) month period.  Carryover of your accrued vacation, if any, will be determined pursuant to the Company’s normal vacation pay policies.

(e)           During the Employment Period You shall be covered under the Company’s director and officer insurance policy (which shall include a limited “employed lawyer” coverage) for acts and omissions while an officer or director of the Company in an amount of not less than $5 million dollars for each occurrence.

(f)            During the Employment Period, the Company will maintain, at its cost, a renewable long-term Total Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for payment of not less than 60% of Your Base Salary for so long as any Total Disability continues.  In addition, the Company shall reimburse You during the Employment Period the amount of premiums payable by You with respect to a personal supplemental long-term disability insurance policy providing for benefits equal to at least 40% of Your Base Salary for so long as any Total Disability continues.

4.             Term; Termination.

(a)           The term of Your employment under this Agreement shall commence on the Effective Date and shall end on March 1, 2014 (the “Employment Period”); provided that (i) the Employment Period shall terminate immediately upon Your resignation (with or without a Change in Circumstance), death or Total Disability, (ii) at Your election, the Employment Period shall terminate upon the consummation of a Change in Control, and (iii) the Employment Period may be terminated by the Company at any time prior to March 1, 2014 for Cause or without Cause.  Except as otherwise provided herein, any termination of the Employment Period shall be effective as specified in a written notice from the Company to You.  Solely for purposes of determining Your right to compensation under Section 4(b) below, You will not be considered to have terminated Your employment, and the Employment Period will not be deemed to have terminated, unless you have a “separation from service” within the meaning of Code Section 409A.

(b)           If the Employment Period is terminated by the Company prior to March 1, 2014, other than as a result of (i) a termination by the Company for Cause, (ii) Your resignation without a Change in Circumstance, (iii) Your Death or (iv) your Total Disability:

(1)           You shall continue to be paid the Base Salary for a period of six (6) months following the effective date of the termination of Your employment (the “Severance Period”), with the payments being made on a semi-monthly basis on the first and fifteenth day of each month and commencing as provided in Section 4(b)(5);

(2)           You shall receive a pro-rata percentage (based on the actual number of days worked during the applicable period) of all Bonus Payments which You would have otherwise received but for the termination of the Employment Period at the time You otherwise would have received such Bonus Payments but for Your termination; and

(3)           the health, medical, life, and group life insurance coverage afforded to You (and Your eligible family members and dependents) by the Company or reimbursed by the Company, as set forth in Section 3(c) and (f), shall be continued for the Severance Period; provided, however, that to the extent any such benefits or payments are not exempt from Code Section 409A or the Company is not able to provide such benefits or payments in a manner to comply with Code Section 409A, the Company will make a lump sum payment to You to cover the cost of these remaining benefits and payments over the Severance Period no later than the 15th day of the third month following the end of the calendar year during which Your employment terminates.

(4)           You shall be entitled to the foregoing severance payments and benefits if and only if (i) You have executed and delivered to the Company the General Release in form and substance as set forth in Exhibit A attached hereto and (ii) the General Release has become effective, and only for so long as You have not revoked or breached the provisions of the General Release or breached the provisions of Sections 5, 6, 7, 8 or 9 hereof.  You shall not be entitled any other salary, compensation or benefits after termination of the Employment Period, except as otherwise specifically provided for in the Company’s employee benefit plans.

(5)           To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by You of a release of claims, You shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Your termination of employment.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

a)     To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Your termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Your termination of employment.

b)    To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Your termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Your termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Your termination of employment.

c)     The Company may provide, in its sole discretion, that You may continue to participate in any benefits delayed pursuant to this Section during the period of such delay, provided that You shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse You the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to You, in each case had such benefits commenced immediately upon Your termination of employment.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(c)           In the event that (i) Your employment is terminated by the Company for Cause, (ii) You resign without a Change in Circumstance or (iii) Your employment is terminated by reason of Your death or Total Disability, You shall only be entitled to receive Your Base Salary earned through the date of termination or resignation and You shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans and the Company shall pay You for any reimbursable expenses owed to you through the effective date of the termination or Your employment.

(d)           In the event that Your employment is terminated due to Your death, the Company will provide Your eligible family members and dependents with medical insurance coverage under the Company’s then current benefit plans for a period of three (3) months following your death.

(e)           The Company will continue to maintain the insurance coverage described in Section 3(e) for a period of thirty-six (36) months after the termination of Your employment, regardless of the reason therefor.

(f)            If required by Code Section 409A due to You being a “specified employee” as defined in Code Section 409A, any amounts payable to You during the first six months and one day following the date of termination pursuant to Section 4(b) shall be deferred until the date which is six months and one day following such termination (and the first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Your termination of employment, and any payments thereafter shall continue as provided herein).

5.             Confidential Information.

(a)           Obligation to Maintain Confidentiality.  You acknowledge that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information shall be deemed to consist of all information of any sort (whether obtained prior to or after the Effective Date) that is (i) related to the Company’s or its Affiliates’ (or their respective predecessors as it relates to the Business) current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations and data obtained by You during the course of Your employment with the Company concerning the business and affairs of the Company and its Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which You become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Your employment with the Company, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential customers, financial and business plans, employee lists and telephone numbers, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, You agree that You shall not disclose to any unauthorized person or use for Your own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) is or subsequently becomes generally known to and available for use by the public other than as a result of Your acts; (ii) is rightfully received by You from a third party who, to Your knowledge, is not under a duty of confidentiality; or (iii) is required to be disclosed pursuant to any applicable law or court order.  You agree to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Affiliates (including, without limitation, all Confidential Information) that You may then possess or have under Your control.

(b)           Third Party Information.  You understand that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, You will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or such Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

6.             Intellectual Property, Inventions and Patents.

(a)           You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, trade secrets, firmware, logos, software, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, acquired, contributed to, made, or reduced to practice by You (whether alone or jointly with others) while employed by the Company or its Affiliates, whether before or after the Effective Date (collectively, “Work Product”), belong to the Company or such Affiliate.  The provisions of this Section 6 will apply to Work Product which is first reduced to practice and developed during the Employment Period, whether or not further development or reduction to practice may take place after termination of this Agreement.

(b)           You shall promptly disclose Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney and other instruments).

(c)           Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or its Affiliate.  To the extent that any Work Product is not deemed to be a “work made for hire,” You hereby assign and agree to assign to the Company or such Affiliate all right, title and interest, including without limitation, the intellectual property rights that You may have in and to such Work Product.  You agree to execute any documents and take any actions (at the Company’s expense) that may be legally required to effect and confirm such transfer and assignment and waiver.

(d)           You understand, however, that there is no obligation being imposed on You to assign to the Company or any Affiliate, any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company or any of its Affiliates (or any of their predecessors) was used and that was developed entirely on Your own time, unless: (i) such Work Product relates to the Company’s, or its Affiliates’ businesses or their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by You for the Company, or its Affiliates under this Agreement.

(e)           You have identified and listed on Exhibit B all Work Product that is or was owned by You or was written, discovered, made, conceived or first reduced to practice by You alone or jointly with another person prior to Your employment under this Agreement.  If no such Work Product is listed, You represent to the Company that You do not now nor have You ever owned, nor have You made, any such Work Product.

7.             Non-Competition.  In further consideration of the compensation to be paid to You hereunder, You acknowledge that during the course of your employment with the Company and its Affiliates you will become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Your services shall be of special, unique and extraordinary value to the Company and its Affiliates, and therefore, You agree that during your employment with the Company or any of its Affiliates and for a period of eighteen (18) months after termination of your employment with the Company and its Affiliates for any reason, you shall not, directly or indirectly, within the Territory (as defined below), provide Services (as defined below) to any Person (including You) which is at the time engaged in the Business.  As used herein, the “Territory” shall mean within a 50-mile radius of Roswell, Georgia, and “Services” shall mean services provided by You to the Company or any of its Affiliates during the one year period immediately preceding the termination of Your employment with the Company.  Nothing herein shall prohibit You from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as You have no active participation in the business of such corporation.

8.             Customer Non-Solicitation.  You agree that during your employment with the Company and for a period of eighteen (18) months after termination of your employment with the Company for any reason, you will not directly or indirectly on your own behalf or on behalf of any other Person, except on behalf of the Company, (i) solicit or call upon any customer or client or Prospective Customer of the Company or any of its Affiliates with a view to providing to such customer or Prospective Customer the services provided by the Company and its Affiliates in connection with the Business; provided, however, that the restrictions set forth in this clause (i) shall apply only to customers or Prospective Customers of the Company and its Affiliates with whom You had Material Contact (as defined below) during eighteen-month period immediately preceding the termination of Your employment with the Company and its Affiliates, or (ii) induce or attempt to induce any customer or licensee of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or its Affiliates).  As used herein, “Prospective Customer” shall mean any Person to whom the Company or any of its Affiliates has sent or delivered a written servicing proposal or contract in connection with the Business of the Company and its Affiliates, and “Material Contact” shall mean contact between You and each customer or Prospective Customer (A) with whom You dealt; (B) whose dealings with the Company were coordinated or supervised by You;

(C) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with the Company.

9.             Employee Non-Solicitation.  You agree that during your employment with the Company and for a period of eighteen (18) months after termination of your employment with the Company for any reason, you will not directly or indirectly through another person or entity, except on behalf of the Company, recruit, hire or attempt to recruit or hire, directly or by assisting others, any other person who was an employee of the Company or any of its Affiliates within the two-year period prior to your termination of employment or is an employee of the Company or any of its Affiliates following your termination of employment, or otherwise induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof.

10.          Termination of Restrictive Covenants; Practice of Law.  In the event of a winding-up, dissolution or general cessation of business by the Company, or the Company’s failure to make the severance payments provided under Section 4(b) hereunder which continues uncured for more than 90 days, the covenants set forth in Sections 7, 8 and 9 shall automatically terminate upon the occurrence of such event.

11.          Enforcement.  If, at the time of enforcement of Sections 5, 6, 7, 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  You agree that the covenants contained in Sections 5, 6, 7, 8 and 9 are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interest and properties of the Company; and that irreparable loss and damage will be suffered by the Company should You breach any of the covenants.  Therefore, You agree that in addition to all other remedies provided by law or in equity, the Company and its Affiliates or their successors and assigns shall be entitled to a temporary restraining order and temporary and permanent injunction to prevent a breach or contemplated breach of any of the covenants (without posting a bond or other security).  In addition, in the event of a breach or violation by You of Section 7, the time period set forth therein shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  You acknowledge that the restrictions contained in Section 7 are reasonable and that You have reviewed the provisions of this Agreement with Your legal counsel.

12.          Additional Acknowledgments.  You acknowledge that the provisions of Sections 5, 6, 7, 8 or 9 are in consideration of: (i) employment with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement.  In addition, You agree and acknowledge that the restrictions contained in Sections 5, 6, 7, 8 or 9 do not preclude You from earning a livelihood, nor do they unreasonably impose limitations on Your ability to earn a living.  In addition, You acknowledge (i) that the business of the Company and its Affiliates may be national in scope, (ii) notwithstanding the state of incorporation or principal office of the Company or residence of any of its respective employees (including You), it is expected that the

Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the United States.  You agree and acknowledge that the potential harm to the Company and its Affiliates of the non-enforcement of Sections 5, 6, 7, 8 or 9 outweighs any potential harm to You of its enforcement by injunction or otherwise.  You acknowledge that You have carefully read this Agreement and have given careful consideration to the restraints imposed upon You by this Agreement, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information and relationships of the Company and its Affiliates now existing or to be developed in the future.  You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

13.          Representations.  You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this Agreement by You does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which You are a party or by which You are bound, (ii) You are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be Your valid and binding obligation, enforceable against You in accordance with its terms.  You hereby acknowledge and represent that You have consulted with independent legal counsel regarding Your rights and obligations under this Agreement and that You fully understand the terms and conditions contained herein.

14.          Corporate Opportunity.  During the Employment Period, You shall submit to the Board all business, commercial and investment opportunities or offers presented to You or of which You become aware which relate to the Business at any time during the Employment Period (“Corporate Opportunities”).  Unless approved by the Board, You shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Your own behalf.

15.          Cooperation.  During the Employment Period and thereafter, You agree to cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Your possession, all at times and on schedules that are reasonably consistent with Your other permitted activities and commitments). In the event the Company requires Your cooperation in accordance with this Section 15, the Company shall reimburse You solely for reasonable travel expenses (including lodging and meals) upon submission of receipts, and, to the extent such cooperation takes place after the termination of the Severance Period, a per diem of five hundred dollars ($500).

16.          Survival.  Sections 4 through 13 and 15 through 25, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

17.          Severability.  In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity of the remaining covenants set forth herein shall not be affected thereby.

18.          Assignment.  This Agreement and the rights and obligations of the parties hereunder may not be assigned, transferred, pledged or encumbered in any way without the prior written consent of the other party and any attempted assignment, transfer, pledge, encumbrance or other disposition absent such consent shall be null and void.

19.          Notices.  Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 19, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the Company or at such other address as the Company shall designate by written notice to You given in accordance with this Section 19.  Any notice complying with this Section 19 shall be deemed received upon actual receipt by the addressee.

20.          Waiver.  The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

21.          Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the internal laws of the State of Georgia without regard to conflicts of laws. In any action or proceeding brought with respect to or in connection with this Agreement, You and the Company both hereby irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Georgia, and both parties consent to receive service of process in the State of Georgia.  You and the Company both agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a United States court located in the State of Georgia.

22.          Beneficiary.  The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by You, Your heirs, and legal representatives and by the Company and its permitted successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which the Company may be merged. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company’s obligations hereunder. Except as expressly set forth herein, nothing expressed or implied in this Agreement is intended to confer, nor anything herein shall confer, upon any person other than the parties hereto any rights, remedies, obligations or liabilities whatsoever.

23.          Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto.  All prior understandings and agreements relating to Your employment by the Company, in whatever capacity, are hereby expressly terminated. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

24.          Time of the Essence.  Time is of the essence of this Agreement and each of the provisions hereof.

25.          Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on You by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)           For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by You, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)           For purposes of Code Section 409A, Your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement effective as of the date first shown above.

THE COMPANY:

PROMMIS SOLUTIONS HOLDING CORP.		YOU, THE EXECUTIVE:

By:	/s/ Denis A. Brosnan, Jr.	/s/ George W. Dunaway
	Name: Denis Brosnan	George W. Dunaway
Title: Chief Executive Officer

1544 Old Alabama Road Roswell, GA 30076		1113 Waterford Green Point Marietta, GA 30068

Exhibit A

GENERAL RELEASE

I, George W. Dunaway, in consideration of and subject to the performance by Prommis Solutions Holding Corp., a Delaware corporation (together with its affiliates, the “Company”), of its obligations under the Executive Employment Agreement, dated as of March 1, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.                                       I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.                                       Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, to the extent that I have knowledge or could reasonably be expected to have knowledge of such matter or the facts giving rise to such matter, and which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or

under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                       I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                                       I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                       In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.                                       I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.                                       I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.                                       I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.                                       Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.                                 I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11.                                 I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.                                 Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.                                 Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                       I HAVE READ IT CAREFULLY;

2.                                       I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                       I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                       I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                       I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                    ,            TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                    ,            VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.                                       THE CHANGES TO THE AGREEMENT SINCE                                      ,            EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.                                       I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.                                       I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.                                       I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: